Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-48270

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 6, 2000)

                             CONEXANT SYSTEMS, INC.

                                2,075,260 SHARES
                                       OF
                                  COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                               ------------------

          This prospectus supplement should be read in conjunction with the prospectus dated November 6, 2000, which is to be delivered with this prospectus supplement. The information in the third, fourth and fifth paragraphs appearing under the heading "Selling Securityholders" on pages 34 and 35 of the prospectus is superseded by the following:

          The following table sets forth information with respect to the selling securityholders and the shares of common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The information is as of October 18, 2000 for Ericsson Microelectronics AB and November 17, 2000 for other selling securityholders listed in the table. The selling securityholders may offer all, some or none of the shares of common stock. Because the selling securityholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information regarding their shares. No selling securityholder named in the table below beneficially owns one percent or more of our common stock based on 230,727,338 shares of common stock outstanding on October 27, 2000.

                                              SHARES OF              SHARES OF
                                         COMMON STOCK OWNED        COMMON STOCK
     NAME                               PRIOR TO THE OFFERING     OFFERED HEREBY
     ------------------------------     ---------------------     --------------

     A.B. Barcom Holding Ltd.......            209,006                209,006
     Moshe Bar-Lev.................              4,384                  4,384
     Nadav Barnea..................              1,461                  1,461
     C. Mer Industries Ltd.........            382,123                382,123
     Peggy Jean DiMauro............              2,923                  2,923
     Ericsson Microelectronics AB..            805,510                805,510
     Moshiko Levhar................              5,846                  5,846
     Avishay Noam..................            211,447                211,447
     Margalit Noam.................             14,615                 14,615
     Novacom Technologies Ltd......            271,561                271,561
     Novest Ltd....................            105,716                105,716
     Oliben Ltd....................              4,384                  4,384

     TOTAL:........................           2,018,976             2,018,976

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          Novacom Technologies Ltd., Ericsson Microelectronics AB and C. Mer
     Industries Ltd. are parties to the Share and Option Sale and Purchase Agreement dated as of July 19, 2000 with Conexant and Novanet and a Registration Rights Agreement dated as of September 22, 2000 with Conexant.

          All of the shares received by Novacom Technologies Ltd., Ericsson Microelectronics AB and C. Mer Industries Ltd. at the closing of the Novanet acquisition transaction or by other selling securityholders and C. Mer Industries Ltd. from Novacom Technologies Ltd. were "restricted securities" under the Securities Act.

          Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is November 22, 2000